Exhibit 10.12

License Manufacturing Agreement relating to SunScout (Thailand) Limited ________________________________________ SunScout Limited (Principal) SunScout (Thailand) Limited (Manufacturer)

License Manufacturing Agreement | Page 1

Distribution Agreement

Agreed terms	5

1. Defined terms and interpretation	5

1.1 Defined terms	5
1.2 Interpretation	7

2. Appointment	8

2.1 Appointment	8
2.2 Sales to Customers	8
2.3 Non-competition	9

3. Term	9

3.1 Term	9

4. Principal’s obligations	9

4.1 Sale of the Products	9
4.2 General	10

5. Revenue targets	10

5.1 Acknowledgment of reliance	10
5.2 Review of Revenue Targets	11
5.3 Failure to meet Revenue Targets	11
5.4 Failure of remedy plan	11

6. Forecasts and ordering	11

6.1 Forecasts	11
6.2 Orders	12

7. Delivery and Importation	12

7.1 Delivery of confirmed purchase orders	12
7.2 Importation of the Products	12

8. Prices and payment	12

8.1 Prices	12
8.2 Taxes	13
8.3 Invoicing and payment	13
8.4 Method of Payment and Currency	13
8.5 Interest	13
8.6 Bank guarantee	13
8.7 No commission	14

9. Terms of business	14

9.1 Terms	14
9.2 Risk	14
9.3 Title	14
9.4 Sale as agent	14
9.5 Cessation of right to sell	15
9.6 Information	15
9.7 Rights of the Manufacturer	15

10. Quality and returns	15

10.1 Quality	15

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10.2 Checking and return of the Products	15

11. Compliance with applicable Laws	16

11.1 Performance of obligations subject to applicable laws	16
11.2 The Principal’s compliance obligations	16
11.3 The Principal to obtain permits	16

12. Reports and meetings	17

12.1 Monthly sales report	17
12.2 Six monthly report	17
12.3 Meetings	17
12.4 Contact person	18

13. Warranties	18

13.1 No warranties regarding the Products	18
13.2 Mutual warranties	18

14. Intellectual Property Rights	18

14.1 Ownership	18
14.2 Use of Intellectual Property Rights	18
14.3 The Manufacturer’s conduct	19
14.4 Infringement	19
14.5 Compliance	20

15. Confidentiality	20

15.1 Confidentiality	20
15.2 Exclusions	21
15.3 Further acknowledgment	21
15.4 Personnel	21
15.5 Return of information	21

16. Liability	22

16.1 The Manufacturer’s exclusion of liability	22
16.2 The Manufacturer’s limitation of liability	22
16.3 The Principal’s indemnity	22
16.4 Exception	22
16.5 Indemnity Claim	23
16.6 Conduct of Indemnity Claim	23
16.7 The Manufacturer’s reputation	23
16.8 Mitigation	23

17. Force majeure	23

17.1 Event	23
17.2 Termination	24

18. Termination	24

18.1 Termination	24
18.2 Conduct upon termination	24
18.3 Outstanding orders	25
18.4 Remittance of funds	25
18.5 Survival	25

19. Notices	25

19.1 Form of Notice	25
19.2 Deemed receipt	25

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20. Dispute resolution	26

20.1 No proceedings	26
20.2 Dispute Notice	26
20.3 Referral to chairpersons	26
20.4 Mediation	26

21. General	26

21.1 Governing Law	26
21.2 Assignment and subcontracting	26
21.3 Waiver	26
21.4 Further Assurances	27
21.5 Independent contractor	27
21.6 Entire agreement	27
21.7 Severable provision	27
21.8 Counterparts	27

Schedule 1 - Reference Terms	28

Schedule 2 - Intellectual Property	29

Schedule 3 - Customers	34

Schedule 4 - The Products	35

Schedule 5 - Prices	37

Signing page	38

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Details

Date	01.05.2024

Parties

Name	SunScout Limited
Short name	Principal
Notice details	83 Johnstone Drive, Palmerston North 4410, New Zealand
Email	info@sunscout.co.nz
Attention	Edwin Cywinski

Name	SunScout (Thailand) Limited
Short name	Manufacturer
Notice details	Abdulrahim Place #2804, 990 Rama IV Road, Bangkok 10500, Thailand.
Email	angkana@hoffenasia.com
Attention	Angkana Jermphiphut

Background

A	The Principal has developed proprietary technology which is embedded in its Products and the Products are sold and distributed globally.

B	The Principal wishes to appoint the Manufacturer as the exclusive manufacturer of the Products in the Territory.

C	The parties have agreed to enter into this Agreement to set out the terms and conditions on which the Manufacturer will act as a manufacturer of the Products in the Territory.

Agreed terms

1.	Defined terms and interpretation

1.1	Defined terms

In this Agreement, unless the context otherwise requires:

Agreement means this agreement including all of its schedules.

Business Day means any day of the week, other than a Saturday or a Sunday, on which registered banks are open for business in Thailand.

Confidential Information means the Principal Confidential Information and/or the Manufacturer Confidential Information.

Commencement Date means the date specified in Schedule 1 as the Commencement Date.

Contract Period means the term of this Agreement specified in Schedule 1 as the Contract Period.

Customers means the customers specified in Schedule 3

Manufacturer Confidential Information means information that is not Principal Confidential Information and that the Manufacturer notifies to the Principal as being confidential.

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Force Majeure Event affecting a party means anything outside that party’s reasonable control which adversely affects that party’s ability to perform its obligations under this Agreement, including:

(a)	an act of God or public enemy;

(b)	natural disasters, including earthquakes, volcanic eruptions, floods, storms and lightning strikes;

(c)	explosions, fires, destruction of machines, destruction of factories, and of any kind of similar installations;

(d)	adverse weather conditions for which provisions could not reasonably have been made;

(e)	sabotage, riot, civil disturbance, insurrection, epidemic, national emergency (whether in fact or Law) or act of war (whether declared or not);

(f)	an act or omission of any officer or agent of any Government Authority not directly or indirectly arising from any act or omission by the party, its agents, representatives or advisors;

(g)	governmental restraint, expropriation, prohibition, intervention, direction or embargo; and

Government Authority means any national, local or regional body, government or other regulatory authority or officer having jurisdiction or authority over or in respect of the Territory and/or the Products.

Incoterms 2020 means the International Chamber of Commerce official rules for the interpretation of trade terms, as amended from time to time.

Insolvency Event means, in relation to a party:

(a)	a liquidator is appointed in respect of the party;

(b)	a receiver, administrator, trustee and manager (or any of them) (including a statutory manager) is appointed in respect of all or any of its property and such receiver or administrator fails, within 30 days of his or her appointment, to advise the other party that the receiver or administrator will adopt and comply with the terms of this Agreement;

(c)	that party is, becomes, or is deemed to be, bankrupt;

(d)	that party makes an assignment for the benefit of, or enters into or makes any arrangement or composition with, its creditors;

(e)	a resolution is passed, or any proceeding is commenced, for the winding up or liquidation of that party (other than for the purposes of a solvent reconstruction); or

(f)	any event analogous to the events described in (a) – (e) occurs in relation to that party under the laws of the Territory.

Intellectual Property Rights means all rights and interests in and to the trade marks, inventions, patents, designs, copyrights, moral rights, plant variety rights, database rights, know-how and confidential information, business names, trade names, service marks, trade dress and livery, domain names, layout designs, software (including, without limitation, in source and object codes) and any similar rights in any part of the world, including any registration of such rights and applications for such registrations.

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Law means any statute, regulation, bylaw, ordinance or subordinate legislation in force from time to time, the common law and the law of equity (if applicable), and any applicable direction, policy, permission, consent, licence, rule, undertaking or order over or in respect of the Territory and/or the Products that is binding on a party and that is made or given by any Government Authority.

Products means the products which are to be distributed by the Distributor pursuant to the terms of this Agreement, particulars of which are set out in Schedule 4, together with any other products as may be agreed in writing by the parties from time to time.

Product Specifications means the specifications for each Product, as set out in Schedule 4.

Related Person means any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Principal or the Manufacturer (as the context requires). A person controls another person if the person, directly or indirectly, has the power to:

(a)	appoint a majority of the directors or trustees of the other person; or

(b)	otherwise direct or cause the direction of the management, policies or powers of the other person,

whether through the ownership of voting securities, by deed of trust, by appointment of directors or trustees, by contract or otherwise.

Revenue Targets means the targets for sales of the Products in the Territory by the Suppier set out in accordance with clause 5.1(b) and specified in Schedule 1, or agreed under clause Error! Reference source not found. or 5.2.

Principal Confidential Information means:

(a)	all information, know-how and Intellectual Property Rights in relation to the Products;

(b)	all information concerning the business and affairs of the Principal which is obtained or received by the Distributor as a result of the discussions leading up to, the entering into or the performance of this Agreement, and the existence and terms of this Agreement;

(c)	all information provided by the Principal to the Manufacturer under clause 12; and

(d)	all other information treated by the Principal as confidential, including all trade secrets, formulas, processes, ideas and inventions, specifications, designs, financial or business information, market research and pricing strategies, regardless of its form and whether the person receiving the information becomes aware of it before or after the date of this Agreement.

Term means the term of this Agreement as set out in clause 3.1.

Territory means the territories specified in Schedule 1.

Trade Marks means the trade marks specified in Schedule 2.

Trade Term means a trade term specified in Incoterms 2020 and set out in Schedule 1.

1.2	Interpretation

In this Agreement, unless the context requires otherwise:

(a)	words importing one gender include any other gender;

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(b)	words importing the singular include the plural and vice versa;

(c)	the terms “including”, “includes” and “include” include the words “without limitation” after those terms;

(d)	a reference to a document or instrument includes the document or instrument as novated, amended or replaced from time to time;

(e)	a reference to a person includes the Principal, the Manufacturer, other corporations, body of persons (whether incorporated or unincorporated), partnership, governmental or local authority or agency;

(f)	references to clauses, paragraphs and Schedules are references to clauses and paragraphs of, and Schedules to, this Agreement;

(g)	any Schedules, and the provisions in such Schedules, have the same effect as if set out in the body of this Agreement;

(h)	where words or expressions are defined, other parts of speech and grammatical forms of that word or expression have corresponding meanings;

(1)	a reference to dollars, US$ or $ is a reference to USA currency;

(j)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day;

(k)	any reference to any statute or regulations is a reference to that statute or those regulations as amended or replaced;

(1)	a reference to “Trade Marks” is to all of them or any of them as the context requires; and

(m)	an obligation not to do something includes an obligation not to permit or assist any other person to do so, whether directly or indirectly.

2.	Appointment

2.1	Appointment

The Principal hereby appoints the, and the Manufacturer accepts the appointment, as the exclusive Manufacturer of the Products in the Territory, subject to the terms and conditions of this Agreement.

2.2	Sales to Customers

Notwithstanding the provisions of clause 2.1:

(a)	the Principal reserves the exclusive right to market and sell the Products in the Territory directly to the Customers. Except where clause 2.2(b) applies the Manufacturer will not sell or attempt to sell any of the Products to the Customers, unless the Manufacturer has first obtained the Principal’s prior written consent to do so.

(b)	the Principal may, if it is unable to do so itself, request the Manufacturer to sell the Products to a Customer and the Manufacturer shall comply with that request unless, and then only to the extent, it does not have a sufficient quantity of the Products available for supply to the relevant Customer. The price charged to the Customer for such of the Products will be as agreed by the Principal and the Manufacturer on a case by case basis.

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2.3	Non-competition

(a)	The Manufacturer shall not promote, distribute or sell its own or any third party products in the Territory which compete with the Products, or which are of the same or a similar type or description as the Products, unless the Manufacturer has requested and obtained the Principal’s prior written consent to do so (which the Principal may grant or withhold at its sole discretion).

(b)	Any consent granted by the Principal under clause 2.3(a) shall be limited to the specific product or products in respect of which the consent is granted and, in granting its consent, the Principal shall be entitled to impose any condition it deems fit.

(c)	The Manufacturer acknowledges that when selling products of the same or a similar type or description as the Products (as permitted under this clause 2.3), the Manufacturer will give priority to the Products.

3.	Term

3.1	Term

This Agreement commences on the Commencement Date and remains effective perpetually.

4	Principal’s obligations

4.1	Sale of the Products

The Principal will:

(a)	at all times act in good faith and use its best endeavours to [increase and maximise/actively promote] the sale of the Products within the Territory.

(b)	purchase the Products, distributed in the Territory, only from the Manufacturer;

(c)	attend regular meetings with the Manufacturer and provide reports as set out in clause 12;

(d)	comply with all applicable Laws, regulations, standards, awards, ordinances, by-laws or orders applicable to any aspect of its obligations under this Agreement;

(e)	maintain in the Territory a knowledgeable, experienced, skilled, competent and efficient team of people to handle the marketing, sale, delivery and merchandising of the Products throughout the Territory;

(f)	use its best endeavours to keep the Manufacturer informed of competitor’s prices and products similar to the Products sold in the Territory, import tariffs, local taxes and any other information that may be useful to the Manufacturer in connection with the sale of the Products;

(g)	maintain an efficient and regular service for the distribution, delivery and sale of the Products throughout the Territory;

(h)	sell the Products in the Territory at prices determined by the Principal after consultation with the Manufacturer with the aim of optimising sales of the Products in the Territory (in a manner consistent with the Principal’s marketing and brand position) and the Manufacturer’s revenue from its role under this Agreement,

(1)	implement trade and consumer promotional activities;

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(j)	not enter into any arrangement with any sub-manufacturer, or third party for the manufacturing of Products for distribution in the Territory;;

(k)	promptly provide the Manufacturer with details of any complaint received by the Principal relating to the Products and inform the Manufacturer immediately of any reported or suspected problems arising from or in relation to the manufacturing of the Products, and assist the Manufacturer with any enquiries concerning a reported or suspected problem.

4.2	General

The Manufacturer will at all times:

(a)	maintain sufficient inventory of the Products to meet its customers’ orders of the Products, based on the Principal’s estimate of its customers’ requirements;

(b)	use, and use its best endeavours to ensure that all third parties supplied by the Manufacturer use, appropriate rotation, storage and merchandising procedures for the Products;

(c)	store the Products only in storage facilities that are enclosed, secure, weatherproof, that protect the Products from damage and that incorporate standards of safety and protection against theft and fire that are reasonable taking into account generally accepted industry standards;

(d)	permit the Principal or its duly authorised representatives, on reasonable notice and during normal business hours, to enter the Manufacturer’s premises or any other location at which the Products are stored and inspect the condition of the Products and otherwise inspect the facilities where such the Products are stored;

(e)	regularly update the Principal on any significant development or trend in relation to the Products manufacturing cost;

(f)	consult with the Principal on, and provide the Principal with, all inventory and stock rotation policies and procedures;

(g)	conduct its business operations in accordance with the highest business standards and in a manner to reflect credit on the Principal and the Manufacturer and in accordance with all applicable Laws and requirements of any Government Authority;

(h)	request guidance from the Principal about any information or detail regarding the quality or composition of the Products;

(i)	not incur any costs or expenses on behalf of the Principal, except with its express written approval.

5.	Revenue targets

5.1	Acknowledgment of reliance

(a)	The Principal acknowledges that the Manufacturer has entered into this Agreement in reliance on the Principal’s representations that it will be able to meet the Revenue Targets.

(b)	The Principal will use its best endeavours to meet and exceed the Revenue Targets set out in Schedule 1.

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5.2	Review of Revenue Targets

If the Principal fails to meet a Revenue Target, and the Principal provides evidence which shows that the failure was directly attributable to delays or failures by the Manufacturer to deliver the Products, then the Principal and the Manufacturer will meet and, acting reasonably and in good faith, seek to agree revised Revenue Targets for that year and future years taking into account the delayed and failed deliveries.

5.3	Failure to meet Revenue Targets

If the Principal fails to meet a Revenue Target on one or more occasions for 6 consecutive months, unless the failure was the result of a Force Majeure Event or the Manufacturer reasonably anticipates that the Principal will fail to meet a Revenue Target, the Manufacturer may give notice in writing to the Principal, setting out the nature of the Manufacturer’s concerns (Revenue Target notice). On receipt of the Revenue Target notice, the Principal will:

(a)	meet with the Manufacturer to review the reasons why the Principal did not meet, or is unlikely to meet (as applicable), the Revenue Target;

(b)	if requested by the Manufacturer, prepare and submit to the Manufacturer for its approval (not to be unreasonably withheld) a remedy plan setting out how the Principal considers the likely failure to meet the Revenue Target, and/or any future failure to meet a Revenue Target, can be avoided; and

(c)	if the Manufacturer approves the plan submitted under clause 5.3(b), comply with that plan, together with any other requirements notified by the Manufacturer (acting reasonably).

5.4	Failure of remedy plan

If following 6 months of the Principal’s receipt of a Revenue Target notice, the Manufacturer is not confident that the Principal will meet the Revenue Target,] the Manufacturer may do any or all of the following:

(a)	terminate this Agreement by giving 3 months’ written notice;

(b)	terminate the exclusive nature of this Agreement and appoint one or more other Distributors within the Territory in addition to the Principal;] or

(c)	withdraw all or any discounts in respect of the Products previously agreed between the parties for the next 12 month period.

6.	Forecasts and ordering

6.1	Forecasts

(a)	The Principal shall, on the 3rd Business Day of the first month immediately following the date this Agreement is signed, deliver to the Manufacturer an initial written forecast of its monthly requirements for the Products for the period of 6 months following that date.

(b)	By the 3rd Business Day of each subsequent month, the Principal will deliver to the Manufacturer an updated written forecast of its monthly requirements for the Products for the following 6 month period.

(c)	The Principal shall act in good faith and use its best endeavours to provide the Manufacturer with accurate forecasts. However, the parties acknowledge that forecasts provided under this clause 6.1 are estimates only and the Principal shall not be obliged to purchase the quantity of the Products forecast

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6.2	Orders

(a)	The Principal shall order the Products by delivering purchase orders to the Manufacturer for the Manufacturer’s acceptance in accordance with the procedure agreed by the Principal and the Manufacturer.

(b)	Purchase orders shall specify the type and quantity of the Products ordered, the delivery details for the purchase order, the date the Products are required to be delivered and other relevant information or instructions.

(c)	The Manufacturer will endeavour to ensure that the lead time (i.e. the time between a requested delivery date and the Manufacturer’s receipt of a purchase order) is as long as practicable, but in any event no shorter than 12 weeks.

(d)	The Manufacturer will, no later than 5 Business Days after the Manufacturer receives the purchase order, notify the Principal whether the Manufacturer:

(i)	accepts the purchase order;

(ii)	proposes changes to the purchase order, in which case the Principal and the Manufacturer will endeavour to agree changes to the purchase order as soon as practicable; or

(iii)	declines the purchase order.

(e)	Failure by the Manufacturer to give notice under clause 6.2(d) does not represent or imply acceptance of a purchase order.

(f)	A purchase order will not be binding unless and until its acceptance has been confirmed in writing to the Manufacturer by the Principal.

7.	Delivery and Importation

7.1	Delivery of confirmed purchase orders

The Manufacturer will despatch the Products in confirmed purchase orders within a reasonable timeframe so as to enable the Products to leave or arrive at the place nominated in the purchase order by the nominated date and mode of transport set out in the purchase order.

7.2	Importation of the Products

(a)	The Manufacturer for the import of the Products into the Territory.

(b)	The Manufacturer shall be liable for any taxes, duties, levies, import charges and any other fees or costs relating to the export of the Products from Thailand or the import of the Products into the Territory.

8.	Prices and payment

8.1	Prices

(a)	The prices for the Products are those specified in the Manufacturer’s price list at the time the Manufacturer confirms its acceptance of a purchase order, which as at the date of this Agreement are set out in Schedule 5.

(b)	The Manufacturer will give the Principal no less than 30 days’ prior written notice of any changes to the prices of the Products.

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8.2	Taxes

The prices are exclusive of all sales or any other taxes, duties or levies applicable to the Products and payable in Thailand. All such taxes, duties or levies are the Principal’s responsibility. The Principal is not entitled to withhold or deduct from any amount payable to the Manufacturer under this Agreement on account of any taxes, duties or levies. The Manufacturer may charge the Principal any taxes (including any goods and services or value-added taxes), duties, levies, tariffs, charges, fees or other costs which it incurs (whether incurred in the Territory, the tax jurisdiction of the Manufacturer, or elsewhere) in connection with the sale of the Products to the Principal (but not including any taxes imposed on the Manufacturer’s overall net income).

8.3	Invoicing and payment

(a)	The Manufacturer will provide the Principal with a written invoice in US$ for all the Products supplied (and any other taxes, duties, levies, charges, fees or other costs or amounts that are payable by the Principal to the Manufacturer) no later than 3 days after the end of a month for all the Products shipped by the Manufacturer in that month.

(b)	The Principal shall pay invoices issued by the Manufacturer in full no later than 14 days after receipt of a valid invoice.

8.4	Method of Payment and Currency

(a)	The Principal will pay all invoices in US$ by irrevocable electronic funds transfer to an account nominated by the Manufacturer (or such other means as is agreed to by the parties). The Principal shall comply at all times with any currency and exchange regulations applying to the payment of invoices for the Products.

8.5	Interest

If the Principal fails to pay any amount due to the Manufacturer by the due date for payment, the Manufacturer is entitled (without prejudice to any other right or remedy it may have whether under the terms of this Agreement or at Law) to charge interest on the outstanding amount at the rate of 5 per cent per annum (net of any withholding taxes that may apply on the interest) above the Manufacturer’s bank’s overdraft rate in force from time to time, calculated on a daily basis from the date the payment became due until the date actual payment is made in full.

8.6	Bank guarantee

(a)	The Manufacturer may require the Principal to put in place, with a bank satisfactory to the Manufacturer, an unconditional bank guarantee in favour of the Manufacturer, and the Principal shall put the bank guarantee in place as soon as requested by the Manufacturer.

(b)	The amount of the bank guarantee shall be determined by the Manufacturer but shall not exceed the Principal’s credit limit set by the Manufacturer at the time of the request.

(c)	If a bank guarantee is in place, the Manufacturer may enforce the bank guarantee (in whole or in part) if the Principal fails to pay any invoice when due. In doing so, the Manufacturer may recover any amount that is due to it from the Principal under this Agreement (including interest on unpaid amounts and any costs or expenses incurred by the Manufacturer in relation to the unpaid amounts).]

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8.7	No commission

(a)	The Manufacturer shall not make any claim against the Principal or its Related Persons for any commission, fee or other payment relating to the sale of the Products.

(b)	The Manufacturer agrees and accepts that its sole compensation for the sale of the Products will be the profits it makes from such sales of the Products in accordance with this Agreement.

9.	Terms of business

9.1	Terms

Except to the extent that it is inconsistent with this Agreement, the Trade Term shall apply to all purchase orders unless otherwise agreed in a purchase order.

9.2	Risk

The risk in the Products will pass to the Principal at the time the Products are [delivered by the Manufacturer to the Principal.

9.3	Title

(a)	Title in the Products for which the Manufacturer has accepted a purchase order does not pass to the Principal until the Manufacturer has received the purchase price in full in accordance with this Agreement.

(b)	Until title in the Products passes to the Principal:

(i)	the Principal is a bailee of the Products only, and acquires no legal or beneficial right in the Products;

(ii)	the Principal will not supply or resell the Products to any person other than in the ordinary course of the Principal’s business;

(iii)	if the Principal supplies or resells the Products to any person, then the Principal holds all proceeds of such supply or resale of the Products in a separate account on trust for, and as fiduciary for, the Manufacturer immediately after they are received;

(iv)	the Principal must ensure that the Products are stored separately from any other Products and in a manner which makes them readily identifiable as the Manufacturer’s Products;

(v)	the Principal will not give, permit or allow any person to have or acquire a security interest in the Products;

(vi)	the Principal will insure the Products for their full replacement value with an insurer approved by the Manufacturer; and

(vii)	the Principal will not remove, cover or deface any identifying mark on the Products.

9.4	Sale as agent

Subject to this clause 9, the Principal is permitted by the Manufacturer to agree to sell the Products in which title has not yet passed to the Principal on the express condition that such an agreement to sell shall specify that the Principal is selling the Products as agent of, and bailee for, the Manufacturer.

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9.5	Cessation of right to sell

The Principal’s right to possession of, and its authority to sell, the Products ceases immediately prior to:

(a)	an Insolvency Event; or

(b)	a landlord entering into possession of any premises occupied by the Principal.

9.6	Information

The Principal will keep full details and inventory of the Products it holds and make this information available to the Manufacturer (or its representatives) on request.

9.7	Rights of the Manufacturer

(a)	If an event described in clause 9.5 occurs, the Manufacturer (or its representatives) may enter upon any premises occupied by the Principal where the Products are stored or where they are reasonably thought to be stored for the purpose of recovery of the Products and may repossess the same without hindrance by the Principal.

(b)	The Principal hereby irrevocably grants to the Manufacturer a right of access to enter onto premises occupied by the Principal for the purpose of recovery of such Products.

10.	Quality and returns

10.1	Quality

The Products delivered to the Principal shall comply with the relevant Product Specifications.

10.2	Checking and return of the Products

(a)	No later than 5 Business Days after the Products are deemed to be delivered to the Principal in accordance with the purchase order, the Principal may inspect all or a sample of the Products to determine whether the Products:

(i)	conform with the Product Specifications; and

(ii)	are of the type and quantity specified in the relevant confirmed purchase order.

(b)	If, following an inspection of the Products, the Principal discovers that:

(i)	the Products delivered do not conform with the Product Specifications; or

(ii)	the type and quantity of the Products delivered do not conform with the type and quantity specified in the relevant confirmed purchase order,

(in either case, a “Non-Conforming Delivery”) the Principal must immediately notify the Manufacturer of the details of the non-conformance (a “Non-Conforming Delivery Notice) and provide such evidence as the Manufacturer reasonably requires of the non-conformance, but in any event no later than 10 Business Days after the Products are deemed to be delivered to the Principal in accordance with the order.

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(c)	If the Supplier receives a Non-Conforming Delivery Notice, the Supplier will, at its option:

(i)	in the case of the Products that do not meet the Product Specifications or that are not the Products specified in the relevant confirmed purchase order, arrange for the affected Products to be returned to the Manufacturer at the Manufacturer’s expense and:

(A)	replace the Products that are returned with conforming or the correct Products (as the case may be); or

(B)	reimburse the Principal for the price of the Products that are returned (if the Principal has paid the relevant invoice) or issue a credit note for the price of the Products returned (if the Principal has not paid the relevant invoice); or

(ii)	offer the Principal:

(A)	a discount on the price of the non-conforming Products; or

(B)	a refund of the Products that are missing from the delivery; or

(C)	the option to pay the price for the incorrect Products that were delivered instead of the price for the Products that were supposed to be delivered,

in which case the option chosen by the Principal shall represent the Principal’s sole remedy for the non-conformance.

(d)	The Principal’s sole remedy for any Non-Conforming Delivery is the remedy set out in this clause 10.2.

(e)	The Products will be deemed to be accepted at the close of the 10th Business Day after the Products are deemed to be delivered to the Principal in accordance with the purchase order, unless a notice of Non-Conforming Delivery Notice has been given pursuant to clause 11.2(b) prior to that date.

11.	Compliance with applicable Laws

11.1	Performance of obligations subject to applicable laws

Any obligation to be performed in accordance with this Agreement shall apply only to the extent that such obligation is not inconsistent with applicable Laws in the Territory.

11.2	The Principal’s compliance obligations

The Principal shall comply with all applicable Laws in the Territory which relate to the purchase, importation, promotion, marketing, storage, packaging, labelling, distribution and sale of the Products and to the performance of its obligations under this Agreement.

11.3	The Principal to obtain permits

(a)	For the purposes of giving effect to clause 11.1, the Principal shall:

(i)	hold and maintain in good standing any necessary licences, permits, authorisations, consents, registrations and approvals required by or from any Government Authority in connection with the purchase, importation, promotion, marketing, storage, packaging, labelling, distribution and sale of the Products in the Territory and to the performance of the Principal’s obligations under this Agreement; and

(ii)	apply in its own name or in the name of the Supplier (but only with the prior written authorisation of the Supplier) for any necessary health registrations, consents, authorisations, licences, permits or approvals, or renewals of them, required by health authorities or any other Government Authority in connection with the activities to be performed under this Agreement.

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(b)	Unless otherwise agreed in writing, the costs of obtaining and maintaining any such licences, permits, authorisations, approvals, registrations and consents referred to in clause 11.3(a) shall be met by the Principal.

12.	Reports and meetings

12.1	Monthly sales report

(a)	The Principal will, by the 5th Business Day of each month, when providing the forecast required under clause 6.1, submit to the Manufacturer a written sales report detailing sales of the Products by the Principal for the previous calendar month and for the year to date, and such other information as the Manufacturer may reasonably request in respect of the Products.

(b)	The form of the report shall be as agreed by both parties or, if agreement cannot be reached, in the form specified by the Principal.

12.2	Six monthly report

The Principal will, by the fifth Business Day of March and September in each year, submit to the Manufacturer a written report containing the following information in respect of the previous six calendar months:

(a)	analysis of sales for each Product by the i compared with:

(i)	the initial forecast prepared in accordance with clause 6.1 which was submitted at the beginning of the relevant six month period; and

(ii)	sales results for the corresponding period in the previous year;

(b)	changes in the market for the Products in the Territory and the structure of that market;

(c)	customer feedback regarding the Products;

(d)	analysis of economic, market, political or legal information considered by the Principal as relevant to marketing and sales of the Products in the Territory;

(e)	the position of like products sold by competitors of the Manufacturer in the Territory and the competitors’ market shares and pricing;

(f)	such other matters as are reasonably requested by the Manufacturer from time to time.

12.3	Meetings

(a)	Representatives of the parties will meet regularly to discuss matters raised by either party in relation to this Agreement and each party’s performance of its obligations under it.

(b)	The meetings shall take place at such dates, times and places as are agreed by the parties or, if a date, time and place cannot be agreed, then at such dates, times and places as are reasonably specified by the Manufacturer, but in any event not less than once every six months.

(c)	Each party will provide the other with a written notice of the matters that party wishes to discuss at such meetings no less than 14 Business Days before each meeting.

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(d)	The parties will ensure that their representatives who attend such meetings have the relevant knowledge and authority in relation to matters to be discussed at such meetings and to agree any actions decided on at such meetings.

(e)	If the parties agree to meet in person to discuss any matter relating to this Agreement, each party will bear its own costs in relation to travelling to, and attending such meetings.

12.4	Contact person

Each party must nominate a person to be the principal point of contact between them in relation to matters arising under this Agreement.

13.	Warranties

13.1	No warranties regarding the Products

Except as expressly provided in this Agreement, and to the full extent permitted by law, the Supplier expressly excludes all express or implied warranties and representations regarding the Products and their use (including without limitation their merchantability or fitness for any particular purpose).

13.2	Mutual warranties

Each party warrants to the other that:

(a)	the execution and delivery of this Agreement has been properly authorised by all necessary corporate action; and

(b)	it has full corporate power and lawful authority and the legal power to execute and deliver this Agreement and to perform or cause to be performed its obligations under this Agreement.

14.	Intellectual Property Rights

14.1	Ownership

(a)	The Manufacturer acknowledges and agrees that all existing and future Intellectual Property Rights that relate to or subsist or reside in the Trade Marks and the Products (including any improvements to the Products) are the sole property of the Principal or a Related Person of the Principal. All goodwill arising from the use of the Trade Marks by the Manufacturer accrues for the exclusive benefit of the Principal.

(b)	Except as specified in clause 14.2, the Manufacturer acknowledges and agrees that it has no rights in respect of any Intellectual Property Rights that relate to or subsist or reside in the Products.

14.2	Use of Intellectual Property Rights

(a)	The Principal grants the Manufacturer a personal, non-transferable, revocable, royalty free licence to use the Intellectual Property Rights solely to the extent necessary for the Manufacturer to manufacture and supply the Products to the Principal and/or its nominated distributors in the Territory during the Term.

(b)	The Manufacturer will not transfer, assign or sub-licence any of its rights under clause 14.2(a).

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14.3	The Manufacturer’s conduct

The Manufacturer will use the Trade Marks solely for the purposes set out in clause 14.2(a) and in relation to the Trade Marks will:

(a)	faithfully reproduce the Trade Marks on all display advertising, property, vehicles and stationery in the manner stipulated by the Principal and in accordance with the Principal’s directions;

(b)	submit to the Principal in full colour all proposed use of the Trade Marks, get-up designs and all display advertising and the like as created by or for the Manufacturer and, before such Trade Marks, get-up designs and display advertising and the like are used, shall obtain the prior written approval of the Principal for their use;

(c)	at all times ensure and maintain the distinctiveness and reputation of the Trade Marks (as determined by the Principal) and the Manufacturer shall cease or modify any use of the Trade Marks not consistent with such requirements as the Principal may require;

(d)	ensure that, if requested by the Principal, use of the Trade Marks is accompanied by words indicating that the Trade Marks are the registered trade marks of the Principal;

(e)	not at any time do, or permit to be done, any act or thing which will in any way impair the rights and title of the Principal and/or its Related Persons in and to the Trade Marks;

(f)	not include the Trade marks in whole or part in any company name, business name, domain name or similar thing;

(g)	not during or after the Term, directly or indirectly, challenge or contest, or call into question, or raise any question concerning the validity or ownership of the Trade Marks or any registration or registrations of the Trade Marks in the Territory or elsewhere;

(h)	not during or after the Term, directly or indirectly, register or obtain for its own or another’s use such trade marks or other designs or names similar to the Trade Marks in connection with its own business or otherwise, without the prior written consent of the Principal; and

(i)	make use of the Trade Marks only for the purposes authorised in this Agreement and not in any other way, in particular, shall not use the Trade Marks in any way which would tend to allow them to become generic, lose their distinctiveness, become liable to mislead the public, or be materially detrimental to or inconsistent with the good name, goodwill, reputation and image of the Principal and its Related Persons.

14.4	Infringement

(a)	The Manufacturer will promptly notify the Principal in writing of any possible infringement or illegal use of the Trade Marks or any other Intellectual Property Rights that relate to or subsist or reside in the Products of which the Manufacturer becomes aware, and in doing so will provide the Principal with all relevant information regarding the possible infringement or illegal use at the reasonable cost of the Manufacturer.

(b)	The Principal has the right but no obligation, at its own expense, to commence proceedings or take other action in the Territory regarding the possible infringement or illegal use of a Trade Mark or any of its other Intellectual Property Rights. Any money paid or damages or costs awarded as a result is for the Principal’s benefit. The Manufacturer will give the Principal any assistance reasonably requested by the Principal in relation to any proceedings commenced or other action taken in the Territory regarding the possible infringement or illegal use of a Trade Mark or any of the Supplier’s other Intellectual Property Rights.

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(c)	The Manufacturer will not commence proceedings or take any other action in the Territory against a third party for possible infringement or illegal use of a Trade Mark or any of the Principal’s other Intellectual Property Rights in the Territory without the Principal’s prior written approval.

(d)	The Manufacturer will promptly notify the Principal in writing if the Manufacturer becomes aware that use of any of the Trade Marks or Intellectual Property Rights that relate to or subsist or reside in the Products or the sale or offer for sale of the Products infringes or allegedly infringes the intellectual property rights of a third party. The Manufacturer will not make any admissions or enter into any settlement or take any substantive step in connection with any such infringement or alleged infringement. The Manufacturer will co-operate with the Principal’s reasonable requests [at the expense of the Principal in taking all steps as the Principal may consider advisable or necessary.

14.5	Compliance

Notwithstanding any provision in this Agreement to the contrary, the Manufacturer shall be solely responsible for ensuring that use of the Trade Marks by the Manufacturer in the Territory complies with all legal, statutory, regulatory and other requirements.

15.	Confidentiality

15.1	Confidentiality

Each party:

(a)	agrees that all Confidential Information and trade secrets (including without limitation, the terms of this Agreement) communicated to one party (Recipient Party) by the other party (Disclosing Party) whether before or after the Commencement Date:

(i)	is strictly confidential;

(ii)	will be used by the Recipient Party only for the purposes of this Agreement;

(iii)	will not be disclosed to any third party without the prior written consent of the Disclosing Party;

(iv)	remains the property of the Disclosing Party;

(b)	will take the same measures (being not less than reasonable measures) to protect the Disclosing Party’s Confidential Information in its possession as it takes to protect the confidentiality of its own information; and

(c)	in particular, acknowledges and agrees that it is relying on these confidentiality provisions to protect its own, and the other party’s, strategic and other business information.

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15.2	Exclusions

The confidentiality obligations in clause 15.1 do not apply to any Confidential Information that:

(a)	was, or after the Commencement Date becomes, generally available to the public through no fault of the Recipient Party;

(b)	was, prior to the time of disclosure, already in the possession of the Recipient Party without an obligation of confidence;

(c)	is, after the time of disclosure, lawfully received from a third party under no secrecy obligation to the Disclosing Party;

(d)	is required to be disclosed by court order or any Law, or to the extent relevant, is disclosed to any stock exchange to the extent that such disclosure is required pursuant to the listing rules of that stock exchange, provided that, to the extent consistent with enabling the Recipient Party to discharge obligations under any applicable Law or regulatory requirements in full and on time, the Disclosing Party first having the opportunity to review or comment on the formal content of the proposed disclosure; or

(e)	is independently developed by the Recipient Party without using the Disclosing Party’s Confidential Information.

15.3	Further acknowledgment

In particular, and without limiting clause 15.1, the parties acknowledge and agree that in the performance of this Agreement they and their personnel:

(a)	may have access to third party confidential information and intellectual property provided to the other party as part of its business; and

(b)	shall treat that third party confidential information and intellectual property as if it were Confidential Information under this Agreement.

15.4	Personnel

Each party shall:

(a)	advise its personnel who receive the Disclosing Party’s Confidential Information of its confidential nature;

(b)	ensure that such personnel who receive any Confidential Information comply with the confidentiality provisions of this clause 15; and

(c)	be responsible for the acts and omissions of such personnel in relation to the confidentiality obligations of this clause 15.

15.5	Return of information

Upon the effective date of termination or expiry of this Agreement, each party shall, as soon as reasonably possible but within 20 Business Days:

(a)	return to the Disclosing Party (without keeping or making any copy); or

(b)	at the option of the Disclosing Party, destroy,

all Confidential Information furnished by or obtained from the Disclosing Party in connection with this Agreement and still in its possession, except for information which the Disclosing Party agrees in writing can be retained or is retained for archival purposes.

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16.	Liability

16.1	The Manufacturer’s exclusion of liability

To the maximum extent permitted at Law, the Manufacturer is not liable to the Principal for:

(a)	any indirect or consequential loss or damage, loss of revenue, loss of profit, loss of business opportunity, loss of goodwill or loss of anticipated savings; or

(b)	personal injury of any person,

suffered or incurred by the Principal due to the Manufacturer’s negligence, any breach of this Agreement by the Manufacturer, or that arises in any way in relation to the supply or failure to supply the Products to the Principal.

16.2	The Manufacturer’s limitation of liability

To the maximum extent permitted at Law, the Manufacturer’s liability to the Principal under or in relation to this Agreement and the Products (including for negligence) is limited:

(a)	for any event or series of related events, to $1,000,000 and

(b)	for all events or series of related events occurring in any period of 12 consecutive months, to the total amount paid by the Principal to the Supplier in that 12 month period.

16.3	The Principal’s indemnity

The Principal will indemnify and keep the Manufacturer indemnified against all losses, claims, damages, costs, liabilities, proceedings, actions, demands and expenses (including legal expenses incurred in defending and/or resisting the same) (together, Damages) made against or incurred or suffered by the Manufacturer, including in relation to claims, proceedings, actions or demands of third parties, resulting from:

(a)	a breach by the Principal of the terms of this Agreement;

(b)	any act or omission of the Principal or any of its personnel in connection with this Agreement, whether negligent or not, affecting a third party;

(c)	any negligent, wilful, reckless or unlawful act or omission of the Principal or any of its personnel in connection with this Agreement;

(d)	any injury or death to the Supplier’s personnel arising out of or in connection with this Agreement; and

(e)	loss or damage to physical property caused by an act or omission of the Principal or its personnel.

16.4	Exception

The indemnity in clause 16.3 does not apply to the extent that the Damages are caused by:

(a)	any negligent, wilful, reckless or unlawful act or omission of the Manufacturer; or

(b)	a breach of a term of this Agreement by the Manufacturer,

but only to the extent that the act, omission or breach directly results in the Damages being suffered.

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16.5	Indemnity Claim

If a third party makes a claim or demand or brings any proceeding or action against the Manufacturer in respect of which the Principal must indemnify the Manufacturer under clause 16.3 (Indemnity Claim):

(a)	the Manufacturer must promptly give the Principal notice;

(b)	the Principal must promptly admit its liability under clause 16.3; and

(c)	the Manufacturer must promptly give any assistance reasonably requested by the Principal in relation to the Indemnity Claim.

16.6	Conduct of Indemnity Claim

The Principal has sole control and conduct of any Indemnity Claim and any resulting settlement negotiations unless:

(a)	otherwise agreed in writing with the Manufacturer; or

(b)	in the reasonable opinion of the Manufacturer, the Indemnity Claim is not being conducted in accordance with clause 16.7, in which case:

(i)	the Manufacturer may give the Principal notice that the Supplier will defend itself; and

(ii)	the Principal must give any assistance reasonably requested by the Supplier to defend the Indemnity Claim.

16.7	The Manufacturer’s reputation

The Principal must ensure that any Indemnity Claim is fully and promptly defended and, in defending the Indemnity Claim, the Principal must not unnecessarily or unreasonably take or fail to take any action that in doing so would damage the Manufacturer ’s reputation.

16.8	Mitigation

Notwithstanding any other clause of this Agreement, each party must use its reasonable efforts to mitigate any loss arising out of or in connection with the Agreement (including under an indemnity).

17.	Force majeure

17.1	Event

(a)	Neither party will be liable for any delay in meeting, or failure to meet, its obligations under this Agreement (other than the obligation to pay money) to the extent that such delay or failure is caused by a Force Majeure Event affecting that party (including, without limitation, any delay or failure caused by any act or omission to act of the other party) and the party that fails to meet its obligations could not take reasonable measures to prevent or mitigate the effects of the Force Majeure Event.

(b)	If either party is prevented from meeting its obligations under this Agreement due to a Force Majeure Event affecting that party, it will immediately notify the other of the circumstances, the extent of the obligations affected, the likely duration and any alternative means for performance of the obligation and consult with the other party as to the means, and use its best endeavours, to minimise the effects of its inability to perform its obligations under this Agreement.

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17.2	Termination

If either party is unable for a period of not less than 120 Business Days to perform its obligations under this Agreement by reason of any Force Majeure Event, the other party may terminate this Agreement by written notice. Terminations under this clause 17 shall not prejudice the rights of either party against the other party in respect of any matter or thing occurring under this Agreement prior to termination.

18.	Termination

18.1	Termination

This Agreement may be terminated:

(a)	in accordance with clauses 5.4 or 17.2;

(b)	immediately by the Manufacturer, without any requirement for notice, if the Principal breaches clause 14.2(b) or clause 14.3; or

(c)	immediately by the Manufacturer, if the Principal is in breach of its payment obligations under this Agreement and fails to remedy the breach within 30 Business Days’ notice from the Manufacturer: or

(d)	by 30 Business Days’ written notice given by either party, if the other party breaches or defaults in the performance of any material provision of this Agreement, provided that, if that other party cures the breach or default within 20 Business Days of receipt by it of the notice of termination, the Agreement shall continue in full force and effect. Notice given under this paragraph must specify the breach or default giving rise to the right of termination; or

(e)	immediately by either party, by written notice to the other, if the other party suffers an Insolvency Event.

18.2	Conduct upon termination.

On termination or expiry of this Agreement, the Manufacturer will:

(a)	immediately cease to make any representation that it is a manufacturer of the Products or that it is authorised to manufacture the Products;

(b)	remove from public view any signs, banners, wall-charts or other documents or items stating or suggesting that the Manufacturer is a manufacturer of the Products or that it is authorised to manufacturer and/or sell the Products;

(c)	return to the Principal, or at the Principal’s direction destroy, all brochures and information or material in the Manufacturer’s possession or control relating to manufacturing of the Products;

(d)	immediately take steps to, and as soon as reasonably practical, cease any permitted use of the Trade Marks or business names of the Principal or its Related Persons in association with its business under this Agreement, and shall not use any name or mark which is similar to the Trade Marks in connection with any products; and

(e)	terminate or transfer as directed by the Principal, any licences, permits, authorisations, approvals, consents and registrations applied for in the name of the Principal and following termination the Manufacturer will then not use any such licences, permits, authorisations, approvals, consents and registrations; and

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(f)	take all reasonable steps to ensure that (where applicable), the Manufacturer’s personnel or the Manufacturer’s Related Persons will comply with clauses 18.2(a) to 18.2(e).

18.3	Outstanding orders

If notice is given to terminate this Agreement:

(a)	the Manufacturer is not bound to accept any further purchase orders placed by the Principal; and

(b)	the Manufacture will, unless otherwise agreed, comply with its obligations to fulfil any purchase orders which it had previously accepted, provided that the Principal agrees to pay all invoices on such accepted orders in accordance with this Agreement and the termination was not under clauses Error! Reference source not found. or 18.2(f), or due to non-payment by the Principal.

18.4	Remittance of funds

On termination of this Agreement, the Principal will, unless otherwise agreed, pay immediately to the Manufacture all moneys outstanding for the Products for which the Manufacture has confirmed a purchase order.

18.5	Survival

Except as otherwise provided in this Agreement, termination or expiry of this Agreement does not affect:

(a)	any party pursuing whatever rights and remedies that may be available to it under this Agreement, at Law or in equity as a result of termination or which accrued up to and including the termination or expiry date; and

(b)	the provisions of this Agreement which expressly, or by their nature are intended to survive termination or expiry, including this clause 18 and clauses 14.1, 14.3(f), 14.3(g), 14.3(h), 14.3(i), 15, 16, 19 and 21.

19.	Notices

19.1	Form of Notice

A notice, consent or approval to be given under this Agreement (Notice) may be given by either party to the other by personally serving it on the party, or by sending it by courier, registered mail, post, or email to the other party at the address set out at the start of this Agreement (or to such other address as the party to be notified may advise for the purpose from time to time).

19.2	Deemed receipt

Any Notice or document so given will be deemed to be received:

(a)	if personally served or sent by courier or registered mail, at the time when it was actually delivered;

(b)	if sent by post, 10 Business Days after the time it was posted (by courier) to the recipient; or

(c)	if sent by email, at the time the email leaves the communication systems of the sender, provided that the sender does not receive any error message relating to the sending of the email at the time of sending. provided that if a Notice or document is received by a party on a date that is not a Business Day, or the delivery or transmission is made after 5.00pm on a Business Day, then the notice will be deemed to have been received on the next Business Day.

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20.	Dispute resolution

20.1	No proceedings

A party must not commence legal proceedings (except proceedings seeking interlocutory relief) in respect of a dispute arising out of this Agreement (Dispute) unless it has first complied with this clause 20.

20.2	Dispute Notice

A party claiming that a Dispute has arisen must give each party to the Dispute (Disputant) written notice (Dispute Notice) setting out details of the Dispute.

20.3	Referral to chairpersons

Any Dispute the subject of a Dispute Notice must be initially referred to the chairperson (or his or her nominee) of each Disputant who must use their best efforts to resolve the Dispute within 20 Business Days after the Dispute is referred to them.

20.4	Mediation

(a)	If the chairpersons (or their nominees) of the Disputants cannot resolve the Dispute under clause 20.3, then a Disputant may give written notice to each other Disputant requiring each of them to resolve the Dispute by mediation.

(b)	The mediation is to be conducted in terms of the International Institute of Arbitrators standard mediation agreement.

(c)	The identity of the mediator is to be agreed in writing by the Disputants or, failing such agreement within 10 Business Days, is to be selected by the chairperson for the time being of the International Institute of Arbitrators (or his or her nominee).

(d)	Each Disputant will bear the costs and expenses that it incurs in connection with the mediation and will share equally the fees and costs of the mediator.

(e)	The mediation will be non-binding.

21.	General

21.1	Governing Law

This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the Laws of New Zealand. Each party submits to the non-exclusive jurisdiction of the courts of New Zealand.

21.2	Assignment and subcontracting

(a)	Neither party will assign, transfer or novate this Agreement or any rights or obligations under this Agreement, without the prior written consent of the other party, (such consent not to be unreasonably withheld or delayed).

(b)	The Manufacturer will not sub contract or sub license its interest in, or its rights or obligations under, this Agreement without the Principal’s prior written consent.

21.3	Waiver

No failure or delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver, nor will any single or partial exercise preclude any other or further exercise or the exercise of any right, power or privilege under this Agreement.

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21.4	Further Assurances

Each party will make all applications, execute all documents and do all acts and things necessary to implement and to carry out its obligations under this Agreement.

21.5	Independent contractor

(a)	The relationship between the Principal and the Manufacturer is that of two independent contractors and not that of principal and agent.

(b)	Neither the Principal nor any employee of the Principal is an employee or agent of the Manufacturer for any purposes whatsoever and none has any right or authority to assume or create on behalf of the Manufacturer any commitment, expense or liability whatsoever, except as specifically provided in this Agreement.

21.6	Entire agreement

(a)	This Agreement constitutes the entire agreement and understanding between the Manufacturer and the Principal and supersedes any previous written or oral agreement or understanding between the parties in relation to this Agreement. Each party acknowledges and confirms that it does not enter this Agreement in reliance on any representation or warranty or other undertaking not fully reflected in the terms of this Agreement.

(b)	Any modification or variation of this Agreement must be in writing and signed by both parties.

21.7	Severable provision

(a)	If any provision of this Agreement is held to be invalid, illegal or unenforceable, it will be severed and the remainder of this Agreement will remain in full force and effect.

(b)	To the extent legally permissible, an arrangement which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provisions.

21.8	Counterparts

This Agreement may be executed in one or more counterparts and each such counterpart shall be deemed to be an original.

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Schedule 1 - Reference Terms

1.	Commencement Date	01 May 2024

2.	Contract Period	Indefinite

3.	Territory	Asia, Middle East, North America, United Kingdom

4.	Trade Term	Incoterms 2020

	Delivery	FOB, Port Thailand

5.	Revenue Target

01.05.2024 to 31.12.2024	01.01.2025 to 31.12.2025	01.01.2026 to 31.12.2026
USD 2,400,000	USD 55,000,000	USD 111,000,000

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Schedule 2 - Intellectual Property

IP	APPLICATION NO.	APPLICATION DATE	Filing Confirmation
Provisional Patent SunScout Lite technology	63/477/330	27/12/2022	4737
Provisional Patent SunScout Pro technology	63/477/334	27/12/2022	3255
Provisional Patent Advanced Mulching Blade	63/572/756	01/04/2024	1365
Provisional Patent:	Application is under preparation by USA Patent Attorney, Loginov IP.	Target Date for submitting the application is within May 2024.	TBD
SunScout Technology for Robot Mowers	Content and Claims as per decription below.

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SunScout Technology for Robot Mowers

We take electric robot mowers and convert these to fully solar powered robots.

By eliminating the need for plug-in charging stations, we create fully sustainable lawn mowing solutions.

We also have our own developed robot mower, the SunScout Pro. This is a level up from conventional robot mowers. The SunScout Pro is big and strong enough to replace ride-on mowers.

It fills a niche market, between the small residential (plastic) robots and the commercial mowers (which are extremely expensive).

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technology, we create the world's first fully solar powered and fully autonomous robot mower.
# Battery Types	Different manufacturers use different battery types and voltage ranges for their robots. With the SunScout technology we can adapt to any operating voltage and any battery chemistry. We achieve this by configuring the solar cells within the solar panel plus we have a range of solar charge controllers, suited for various battery types.
	We have also developed a solar powered solution for existing, conventional robot mowers. Our solar shelter converts the solar electricity from DC to AC power. The conventional charging stations can the simply be plugged into them. Claim We provide shelter from the elements. We provide fully solar powered charging solution. 100% sustainable. Works for any robot mower in the world.

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Schedule 3 - Customers

[This schedule refers to customers, which the Manufacturer may have and to which the Manufacturer may want to sell directly]

We should develop a list of these customers which can include:

-	The Home-Pro outlets in Thailand, where Hoffen Asia sells their products

-	Other Hoffen Asia sales channels which may also work for SunScout Products

-	We can set up a page on Alibaba, which can promote direct sales ex factory.

-	Etc.

Edwin to create list and distribute for completion.

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Schedule 4 - The Products

SunScout Lite and SunScout Vision

The robot mower models are designed to replace conventional push mowers.

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SunScout Pro

This robot mower is designed to replace ride-on mowers.

A larger version of the SunScout Pro is under development and will be launched as Sunscout’s commercial robot mower.

The SunScout Pro robot mower is a perfect replacement for a ride-on mower.

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Schedule 5 - Prices

Prices are FOB, Port Thailand.

Model	Unit Price (USD)
SunScout Lite – Electric Charging Station	$388.00
SunScout Lite – Solar Powered	$558.00
SunScout Vision – Electric Charging Station	$618.00
SunScout Vision – Solar Powered	$651.00
SunScout Vision Plus – Electric Charging Station	$1,161.00
SunScout Vision Plus – Solar Powered	$1,194.00
SunScout – Solar Shelter	$120.00
SunScout Pro – Residential	$1,440
SunScout Pro – Commercial	$10,346.00
SunScout – Electric Ride-On	$6,428.00
SunScout – Slide-Out Power System	2,340.00

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Signing page

EXECUTED as an agreement.

SUNSCOUT LIMITED (PRINCIPAL) by:	/s/ Edwin Cywinski
Signature of Edwin Cywinski, Director

/s/ Marc Cywinski
Signature of Marc Cywinski, Director

SUNSCOUT (THAILAND) LIMITED (MANUFACTURER) by:	/s/ Angkana Jermphiphut
Signature of, Angkana Jermphiphut, Director

/s/ Dalipkumar Pawa
Signature of, Dalipkumar Pawa, Director

/s/ Girana Anuman-Rajadhon

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Amendment of License Manufacturing Agreement made on 21 May 2024 between SunScout Limited and SunScout (Thailand) Limited

Whereas the directors and shareholders of SunScout (Thailand) Limited established a new company for manufacturing in Thailand instead of SunScout (Thailand) Limited to be Sun Scout Asia Co., Ltd.:

SunScout (Thailand) Limited

Tax ID: 0105555157354

Address: Abdulrahim Place #2804, 990 Rama IV Road, Bangkok 10500, Thailand.

Sun Scout Asia Co., Ltd.

Tax ID: 0115566028445

Address: 3/7, Moo 20, Lumlukka, Pathum Thani 12150, Thailand.

Now, therefore, the Parties agree and accept the amendment of SunScout (Thailand) Limited to be Sun Scout Asia Co., Ltd.

This Amendment is made into effect on 19 February 2025

SunScout Limited by:	Sun Scout Asia Co., Ltd. by:

/s/ Edwin Cywinski	/s/ Angkana Jermphiphut
Edwin Cywinski, Director	Angkana Jermphiphut, Director

/s/ Marc Cywinski	/s/ Dalipkumar Pawa
Marc Cywinski, Director	Dalipkumar Pawa, Director

/s/ Girana Anuman-Rajadhon
Girana Anuman-Rajadhon, Director